EXHIBIT 3.1
                         ARTICLES OF INCORPORATION
                                    of
                          TRYCERA FINANCIAL, INC.


     FIRST: The name of the corporation (hereinafter called the corporation) is Trycera Financial, Inc.

     SECOND: The name of the corporation's resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City 89706. The mailing address and the street address of the said resident agent are identical.

     THIRD: The corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares this corporation is authorized to issue is one hundred twenty million (120,000,000). The number of shares of Common Stock authorized is one hundred million (100,000,000) shares, par value $0.001 per share. The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares, par value $0.001.

     A.   Common Stock.

          1. Voting Rights. Except as otherwise expressly provided by law or in this Third Article, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.

          2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

          3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

          4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein, or in the bylaws of the corporation,

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or in any amendment hereto or thereto, shall be vested in the Common Stock.

     B. Preferred Stock. Authority is hereby vested in the Board of Directors to prescribe the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock.

     FOURTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

     The number of members constituting the first Board of Directors of the corporation is one; and the name and the post office box or street address, either residence or business, of each said members are as follows:

          NAME                     ADDRESS
          ----                     -------
          Eric C. Bronk            3857 Birch Street, #606
                                   Newport Beach, CA  92660

     The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation, provided, that the number of directors shall never be less than one. In the interim between elections of directors by Stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

     FIFTH: The name and the post office box or street address, either resident or business, of the incorporator signing these Articles of Incorporation are as follows:

          NAME                     ADDRESS
          ----                     -------
          Eric C. Bronk            3857 Birch Street, #606
                                   Newport Beach, CA  92660

     SIXTH:  The corporation shall have perpetual existence.

     SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada as the same may be amended and supplemented.

     EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may

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be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     NINTH: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows, provided that the corporation may engage in any other lawful activity:

     The corporation may engage in any lawful activity.

     TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.